Filed Pursuant to Rule 433

Registration No. 333-277211

April 30, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to the EURO STOXX 50® Index

►	Call Premium of 2.275% per quarter (equivalent to 9.10% per annum)

►	Callable quarterly at the principal amount plus the applicable Call Premium on any Observation Date on or after May 4, 2026 if the Official Closing Level of the Reference Asset is at or above its Call Threshold

►	If the Notes are not called and the Reference Asset declines by less than or equal to 30.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Reference Asset declines by more than 30.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Due May 7, 2030, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Notes with Step-up Premium (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $908.50 and $958.50 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.625% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The EURO STOXX 50® Index (Ticker: SX5E)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date on or after May 4, 2026. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium payable on the corresponding Call Payment Date(2)
Call Threshold	On a Call Observation Date, the relevant percentage of the Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds.”
Call Premium	9.10% (to be determined on the Trade Date) multiplied by the number of quarters elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called)(2)
Barrier Value	70.00% of the Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of is less than 0.00% but greater than or equal to -30.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -30.00%:

$1,000 + ($1,000 × Reference Return)

If the Notes are not called and the Final Value is less than the Barrier Value, you will not receive a Call Premium and will lose up to 100% of the Principal Amount at maturity.

Reference Return	Final Value – Initial Value Initial Value
Trade Date	May 2, 2025
Pricing Date	May 2, 2025
Original Issue Date	May 7, 2025
Final Valuation Date(3)	May 2, 2030
Maturity Date(3)	May 7, 2030
CUSIP/ISIN	40447CFA3/US40447CFA36

The Notes

The Notes may be suitable for investors who believe that the value of the Reference Asset will not decrease significantly over the term of the Notes.

If the Official Closing Level of the Reference Asset is at or above the Call Threshold on any Call Observation Date beginning on May 4, 2026, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Call Premium on the corresponding Call Payment Date.

If the Notes are not called and the Final Value is greater than or equal to the Barrier Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount.

If the Notes are not called and the Final is less than the Barrier Value, you will not receive the Call Premium and will lose 1% of your principal for every 1% decline from the Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity.

(1) As more fully described on page FWP-4.

(2) See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds” on page FWP-5.

(3)  Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Illustration of Payment Scenarios
Your payment on the Notes will depend on whether the Notes have been called, including on the Final Valuation Date, and whether the Final Value is greater than or equal to the Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value is less than the Barrier Value.

Information about the Reference Asset

The EURO STOXX 50® Index is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

The graphs above illustrate the performance of the Reference Asset from April 28, 2015 through April 28, 2025. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-16 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc.
Autocallable Barrier Notes with Step-up Premium

This document relates to a single offering of Autocallable Barrier Notes with Step-up Premium. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The EURO STOXX 50® Index (Ticker: SX5E)
Trade Date:	May 2, 2025
Pricing Date:	May 2, 2025
Original Issue Date:	May 7, 2025
Final Valuation Date:	May 2, 2030, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be May 7, 2030. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of the Reference Asset is at or above the applicable Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return is less than 0.00% but greater than or equal to -30.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -30.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called, you will not receive a Call Premium, and if the Final Value is less than the Barrier Value, you will lose up to 100% of the Principal Amount.

Reference Return:	Final Value – Initial Value Initial Value

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Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds:	Call Observation Dates	Call Payment Dates	Call Premium	Call Thresholds
	May 4, 2026	May 8, 2026	9.10%	100.00% of the Initial Value
	August 4, 2026	August 7, 2026	11.375%	100.00% of the Initial Value
	Novemver 4, 2026	Novemver 9, 2026	13.650%	100.00% of the Initial Value
	February 3, 2027	February 8, 2027	15.925%	100.00% of the Initial Value
	May 4, 2027	May 7, 2027	18.200%	100.00% of the Initial Value
	August 4, 2027	August 9, 2027	20.475%	100.00% of the Initial Value
	Novemver 3, 2027	Novemver 8, 2027	22.750%	100.00% of the Initial Value
	February 2, 2028	February 7, 2028	25.025%	100.00% of the Initial Value
	May 3, 2028	May 8, 2028	27.300%	100.00% of the Initial Value
	August 2, 2028	August 7, 2028	29.575%	100.00% of the Initial Value
	Novemver 2, 2028	Novemver 7, 2028	31.850%	100.00% of the Initial Value
	February 2, 2029	February 7, 2029	34.125%	100.00% of the Initial Value
	May 2, 2029	May 7, 2029	36.400%	100.00% of the Initial Value
	August 2, 2029	August 7, 2029	38.675%	100.00% of the Initial Value
	Novemver 2, 2029	Novemver 7, 2029	40.950%	100.00% of the Initial Value
	February 4, 2030	February 7, 2030	43.225%	100.00% of the Initial Value
	May 2, 2030 (the Final Valuation Date)	May 7, 2030 (the Maturity Date)	45.500%	100.00% of the Initial Value

The Call Observation Dates and Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Initial Value:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Value:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Barrier Value:	70.00% of the Initial Value.
CUSIP/ISIN:	40447CFA3/US40447CFA36
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

🞂	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of the Reference Asset is at or above the applicable Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the corresponding Call Payment Date.

Call Premium

If the Notes are called on a Call Observation Date, we will pay the applicable Call Premium on the corresponding Call Payment Date, which will be 2.275% per quarter (or $22.75 for each $1,000 Principal Amount) multiplied by the number of quarters elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds” on FWP-5 for the applicable Call Premiums to be paid on the corresponding Call Payment Dates. For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return is less than 0.00% but greater than or equal to -30.00%:

$1,000 (a zero return)

■ If the Reference Return is less than -30.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called you will not receive the Call Premium, and if the Final Value is less than the Barrier Value, will lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the SX5E is STOXX Limited.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You believe that the Official Closing Level of the Reference Asset will be at or above the applicable Call Threshold on one or more of the Call Observation Dates.

🞂	You seek a Call Premium based on the performance of the Reference Asset, that will be 2.275% per quarter if the Official Closing Level of the Reference Asset is greater than or equal to the Call Threshold on any Call Observation Date.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return of the is less than -30.00%.

🞂	You are willing to lose up to 100% of the Principal Amount.

🞂	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Reference Asset.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You believe that the Official Closing Level of the Reference Asset will be below the applicable Call Threshold on all of the Call Observation Dates, and the Final Value will be below the Barrier Value.

🞂	You believe that the Call Premium, if any, will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the applicable Call Premium payable on the Notes on a given Call Payment Date.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -30.00%.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Reference Asset.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Relating to All Note Issuances” in the prospectus supplement;

🞂	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

🞂	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

🞂	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value is less than the Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%.You may lose up to 100% of your investment at maturity.

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium. If the Official Closing Level of the Reference Asset on the Final Valuation Date is less than the Barrier Level the notes will not be called, we will not pay you the Call Premium at maturity, you will not receive a positive return on the Notes, and you will lose some or all of your principal amount.

Your return on the Notes is limited to the Principal Amount plus the Call Premium, if any, regardless of any appreciation in the value of the Reference Asset.

If the Notes are called, for each $1,000 Principal Amount, you will receive $1,000 the plus the applicable Call Premium, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Reference Asset during the term of the Notes.

Higher Call Premiums or lower Barrier Values are generally associated with Reference Assets with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Trade Date, the higher the expectation as of the Trade Date that the value of a Reference Asset could close below the Call Threshold on a Call Observation Date or the Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Call Premiums or loss on the Notes. This greater expected risk will generally be reflected in a higher Call Premium than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Call Premium ) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Call Premium may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset, including the potential of not receiving a Call Premium and losing some or all of your principal at maturity.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Call Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Reference Asset on the Call Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the

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Reference Asset is greater than or equal to the Call Threshold during the term of the Notes other than on a Call Observation Date but then decreases on a Call Observation Date to a value that is less than the Call Threshold, the Call Premium will not be payable for the relevant Call Payment Date. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to the Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual values of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its values on the Call Observation Dates, whether a Call Premium will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Reference Asset on the applicable Call Observation Dates.

Risks Relating to the Reference Asset

Changes that affect a Reference Asset may affect the value of a Reference Asset and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of a Reference Asset concerning additions, deletions and substitutions of the stocks included in a Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of a Reference Asset. The policies of the reference sponsor with respect to the calculation of a Reference Asset could also affect the value of a Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of a Reference Asset. Any such actions could affect the value of a Reference Asset and the value of and the return on the Notes.

Risks associated with non-U.S. companies.

The values of the SX5E depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the relevant Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are included in the SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the SX5E and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

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The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in a Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in a Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in a Reference Asset.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

FWP-11

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to the Initial Value. We cannot predict the Official Closing Level of the Reference Asset on any Call Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes.

The table and examples below illustrate how the Call Premium and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

🞂 Principal Amount:	$1,000
🞂 Hypothetical Initial Value:	1,000.00*
🞂 Hypothetical Call Threshold:	On a Call Observation Date, the relevant percentage of the Initial Value applicable on such Call Observation Date as described on page FWP-5 under “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds.”
🞂 Hypothetical Barrier Value:	700.00 (70.00% of the Initial Value)
🞂 Hypothetical Call Premium:	2.275% per quarter (or $22.75 for each $1,000 Principal Amount) multiplied by the number of quarters elapsed from the Trade Date to the applicable Call Observation Date that the Notes are called. See “Call Observation Dates, Call Payment Dates, Call Premiums and Call Thresholds” on FWP-5.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value of the Reference Asset will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value	700.00	700.00	700.00	700.00
Call Observation Dates	Official Closing Level / Percentage Change
1st Call Observation Date	1,200.00 / 20.00% Call Premium: $91.00	750.00 / -25.00% Call Premium: $0.00	710.00/ -29.00% Call Premium: $0.00	717.50 / -28.25% Call Premium: $0.00
2nd Call Observation Date to 16th Call Observation Date	N/A	Official Closing Level is below the Call Threshold Call Premium: $0.00	Official Closing Level is below the Call Threshold Call Premium: $0.00	Official Closing Level is below the Call Threshold Call Premium: $0.00
Final Valuation Date	N/A	1,200.00 / 20.00% Call Premium: $455.00	730.00 / -27.00%	490.00 / -51.00%
Payment if Notes are Called prior to the Final Valuation Date	$1,091.00	N/A	N/A	N/A
Payment at Maturity	N/A	$1,455.00	$1,000.00	$1,000 + ($1,000 x -51.00%) = $490.00
Return of the Notes	9.10%	45.50%	0.00%	-51.00%

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Example 1—The Official Closing Level of the Reference Asset on the first Call Observation Date is greater than or equal to the applicable Call Threshold.

Initial Value	Official Closing Level
1,000.00	1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,091.00

Because the Official Closing Level of the Reference Asset on the first Call Observation Date is at or above the applicable Call Threshold, the Notes will be called and you will receive $1,091.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 9.10% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 2—The Official Closing Level of the Reference Asset on the Final Valuation Date is greater than or equal to the applicable Call Threshold.

Initial Value	Final Value
1,000.00	1,200.00 (120.00% of Initial Value)

.

Payment Upon a Call:	$1,455.00

Because the Official Closing Level of the Reference Asset on the Final Valuation Date is at or above the applicable Call Threshold, the Notes will be called and you will receive $1,455.00 per Note, reflecting the Principal Amount plus the applicable Call Premium, resulting in a 45.50% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 3— The Notes are not called and the Final Value is greater than or equal to the Barrier Value.

Initial Value	Final Value
1,000.00	730.00 (73.00% of Initial Value)

Reference Return:	-27.00%
Payment at Maturity:	$1,000.00

Because the Final Value is less the Call Threshold but greater than or equal to the Barrier Value, you will receive $1,000.00 per Note, reflecting the Principal Amount, resulting in a 0.00% return on the Notes, even though the value of the Reference Asset has declined.

FWP-14

Example 4—The Notes are not called, and the Final Value is less than the Barrier Value.

Initial Value	Final Value
1,000.00	490.00 (49.00% of Initial Value)

Reference Return:	-51.00%
Payment at Maturity:	$490.00

Because the Final Value is less than the Barrier Value, you will receive $490.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -51.00%) = $490.00

You will not receive a Call Premium, resulting in a -51.00% return on the Notes.

If the Notes are not called and the Final Value is less than the Barrier Value, you will be exposed to any decrease in the value of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SX5E

The EURO STOXX 50® Index is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing values from April 28, 2015 through April 28, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SX5E on any Call Observation Date, including the Final Valuation Date.

FWP-16

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.625% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC

FWP-17

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Barrier Notes with
Step-up Premium Linked to the
EURO STOXX 50® Index

April 30, 2025

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-13
Description of the Reference Asset	FWP-16
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58